Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of January, 2018 by and between HORIZON BANK (the “Bank”), an Indiana state‑chartered bank, HORIZON BANCORP (the “Holding Company”) a corporation formed under the laws of the State of Indiana and a registered bank holding company (jointly referred to herein as the “Company”) and JAMES D. NEFF (the “Executive”), a resident of the State of Indiana,
W I T N E S S E T H:
WHEREAS, Bank is a wholly-owned subsidiary of the Holding Company; and
WHEREAS, the Executive is currently employed as the Executive Vice President of the Bank; and
WHEREAS, the Company desires to promote Executive to the role of President of Horizon Bank and Horizon Bancorp, and Executive desires to serve in those roles, in accordance with the provisions of this Agreement; and
WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and
WHEREAS, the Executive is willing to commit to continue in the performance of such services for the Company in the new roles upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the promotion of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:
Section 1.  Employment; Term.
(a) Employment.  Unless terminated earlier as provided herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on a full-time basis in accordance with the provisions of this Agreement.
(b) Term.  Unless terminated earlier as provided herein, the initial term of the Executive’s employment with the Company hereunder will begin on the date of this Agreement and will end on the date which is three years following the date hereof; provided, however, that on each annual anniversary of the date of this Agreement until January, 2025, the Executive’s term of employment will be extended for an additional one-year period beyond the then-effective expiration date, upon the same agreements, covenants and provisions set forth herein, unless at least 60 days prior to the expiration of any one-year period during the term thereof, the Company delivers to the Executive written notice that the term of this Agreement will not be so extended for a one-year period (the initial term of this Agreement and all extensions thereof, if any, are hereinafter referred to individually and collectively as the “Term”).  Should Executive remain employed as of January 1, 2025, his employment relationship will transition to an at-will relationship meaning either Executive or the Company may terminate the relationship for any reason, or no reason, and without notice.  The parties agree and acknowledge that should such a transition occur on January 1, 2025, all of the obligations and responsibilities of this Agreement will continue with the exception of Sections 4 (a) through (e), (h), and (i) and 5 (a) through (b) as those sections will be terminated as of January 1, 2025).
Section 2.  Position; Duties; Responsibilities.
(a) Position.  During the Term, the Executive will be the President of the Bank and the Holding Company and will perform such duties and responsibilities as may be assigned by the CEO of the Bank or the Holding Company and/or the Board of Directors.
(b) Duties and Responsibilities.  During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and Affiliates.  The Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Executive’s duties.  The Executive, subject to the direction and control of CEO of the Bank and Holding Company and/or the Board of Directors of the Bank and of the Holding Company, will have all power and authority commensurate with the Executive’s status and necessary to perform his duties hereunder.  During the Term the Executive will not serve on the board of directors of any for-profit organization without the prior consent of the Holding Company’s board of directors (the “Board”).
(c) Working Conditions.  So long as the Executive is employed by the Company pursuant to this Agreement, the Executive will be entitled to office space and working conditions consistent with his position as President of the Bank and the Holding Company.  The Company will provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Company and as are adequate for the performance of the Executive’s duties.  The Executive will not be required to be absent from the location of the principal executive offices of the Company on travel status or otherwise more than 30 days in any calendar year.  The Company will not, without the written consent of the Executive, relocate or transfer Executive to a location more than 30 miles from his principal residence.

Section 3.  Compensation and Employee Benefits.
(a) Base Salary.  During the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive an annual base salary equal to the amount being paid to Executive as of the effective date of this Agreement  (the “Base Salary”), and will be adjusted in accordance with this Section.  At approximately annual intervals, the Compensation Committee of the Board of Directors (the “Committee”) will review, or will cause to be reviewed, the Base Salary payable to the Executive, giving attention to all factors that the Committee deems pertinent, including, without limitation, the performance of the Bank, the Holding Company and their Affiliates, the performance of the Executive and the compensation practices inside and outside of the Company.  The Committee will, after such annual review, determine the Base Salary to be paid until the completion of the next annual review, but such new Base Salary will not be less than the initial Base Salary.  The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally.
(b) Incentive Compensation.  During the Term, the Executive will be entitled to participate in all incentive compensation plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.  For 2018, the target bonus rate is 40% of base pay with a range between 0.00% and 55.00% of base pay upon qualifying. Target bonus payout is based on achieving established quantitative and qualitative goals. This proposed target bonus plan will be for 2018 and subject to approval by the Committee each year thereafter based on the then current year’s performance metrics.  The target bonus will be paid no later than 3 months following the end of the year during which it is approved by the Committee.
(c) Employee Benefit Plans.  During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.
(d) Other Policies.  All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, 5-weeks of vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time.
(e) Taxes and Other Amounts.  All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive.  The Company will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.

(f) Acknowledgment by the Executive.  Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, stock option, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs.  Provided, however, that any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.
Section 4.  Termination of Employment.
Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:
(a) Termination by the Company for Cause.  The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause.  For purposes of this Section, “Cause” is defined as any of the following which, in the case of (iii) below, has not been expressly consented to in advance by the Company in writing:
(i) An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Executive in the course of his employment.  No act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence.  An act or failure to act will be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or Affiliates;
(ii) Intentional wrongful damage by the Executive to the business or property of the Company or any Affiliates, causing material harm to the Company or any Affiliates;
(iii) Material breach by the Executive of any provision of this Agreement, as in effect from time to time with the Company (other than a breach justifying termination pursuant to any other provision of this subsection 4(a));
(iv) Gross negligence or insubordination by the Executive in the performance of his duties, or the Executive’s refusal or repeated failure to carry out lawful directives of the Board;
(v) Removal or permanent prohibition of the Executive from participating in the conduct of the affairs of the Bank or its Affiliates by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).

(b) Termination by the Company Without Cause.  The Company, upon not less than 30 days’ prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause.
(c) Termination by the Executive for Good Reason.  The Executive, upon written notice to the Company within 90 days of the event which Executive believes constitutes Good Reason, may terminate his employment with the Company immediately (except as otherwise expressly provided herein with respect to the Company’s limited right to cure) for Good Reason.  For purposes of this Section, “Good Reason” means the occurrence of any of the following events, which has not been expressly consented to in advance by the Executive in writing:
(i) The requirement that the Executive move his office to a location more than 30 miles from his principal residence;
(ii) A material diminution in Executive’s then current annual Base Salary, unless part of an institution-wide reduction and proportionate to the reduction in the Base Salary of all other executive officers of the Company;
(iii) The removal of the Executive from participation in any incentive compensation or performance-based compensation plans which results in a material reduction of the Executive’s total compensation, unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;
(iv) The taking of any action by the Bank or Holding Company which would directly or indirectly reduce any material benefit plan or program or deprive the Executive of any such benefit enjoyed by him, resulting in a material reduction of the Executive’s total compensation, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company;
(v) The assignment to the Executive of duties and responsibilities materially different from those normally associated with his position as referenced in Section 2, resulting in a material breach of the Agreement;
(vi) A material diminution or reduction in the Executive’s duties, responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company;
(vii) A material reduction in the secretarial or administrative support of the Executive; or
(viii) A material breach by the Company of any provision of this Agreement, as in effect from time to time with the Executive, other than a breach justifying termination pursuant to any other provision of this subsection 4(c).

(d) Termination by the Executive Without Good Reason.  The Executive, upon not less than 30 days’ prior written notice to the Bank, may terminate his employment with the Company without Good Reason.
(e) Termination in the Event of Death or Disability.  The Executive’s employment hereunder will terminate immediately upon the death of the Executive.  The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive.  For purposes hereof, a “Disability” is defined as the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company, the Executive will be deemed to be Disabled.  The Compensation Committee of the Board will be the sole and final judge of whether the Executive is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.
(f) Termination by the Executive in the Event of a Change in Control.
(i) Following a Change in Control (as defined in subsection 4(j)), the Executive, upon 30 days’ prior written notice to the Company, may terminate his employment with the Company immediately upon the occurrence of any of the following events after a Change in Control, unless the Executive consents in writing to the occurrence of any such events:
(A) the assignment to the Executive of duties or responsibilities that are inconsistent with the Executive’s positions as President of the Bank and the Holding Company, or a substantial reduction in the nature or status of the Executive’s duties and responsibilities from those in effect immediately prior to a Change in Control;
(B) a material reduction by the Company in the Executive’s Base Salary in effect on the date preceding the date of the Change in Control;
(C) the Company requires the Executive to be based anywhere other than the location at which he was based immediately prior to the Change in Control; or
(D) the failure by the Bank or Holding Company to continue to provide the Executive with benefits substantially similar to those described in subsections 3(b), (c) and (d) which are provided to the Executive immediately prior to a Change in Control.

(ii) Following a Change in Control, the Executive, upon written notice to the Company, may terminate his employment with the Company, during a 30-day period beginning on a date six months following the date of the Change in Control and ending at midnight on the date that is six months and 30 days following the date of the Change in Control.
(g) Termination by the Company Upon a Change in Control.  The Company, upon 30 days’ prior written notice to the Executive, may terminate the Executive’s employment with the Company during the six-month period immediately following a Change in Control.
(h) Notice of Termination.  Any termination of the Executive’s employment with the Company as contemplated by this Section 4, except in the event of the Executive’s death, will be communicated by a written “Notice of Termination” by the terminating party to the other party hereto.  Any Notice of Termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”
(i) Limited Right to Cure by the Company and the Executive.
(i) In the event that the Company desires to terminate the Executive’s employment for Cause pursuant to subsection 4(a)(iii), the Company will first deliver to the Executive a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such termination, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Executive to correct or cure the basis for such termination, if the issue is curable as determined in good faith by the Board of Directors.  The Executive will then have 30 days following the effective date of such notice to fully correct and cure the basis for the termination of his employment.  If the Executive does not fully correct and cure the basis for the termination of his employment within such 30-day period, then the Company will have the right to terminate the Executive’s employment with the Company immediately for Cause upon delivering to the Executive a written Notice of Termination and without any further cure period.  Notwithstanding the foregoing, the Executive will be entitled to so correct and cure only a maximum of two times during any calendar year.
(ii) In the event that the Executive desires to terminate his employment with the Company for Good Reason pursuant to subsection 4(c) or upon a Change in Control pursuant to subsection 4(f), the Executive will first deliver to the Company a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such termination, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Company to correct or cure the basis for such termination.  The Company will then have 30 days following the effective date of such notice to fully correct and cure the basis for the termination of the

Executive’s employment.  If the Company does not fully correct and cure the basis for the termination of the Executive’s employment within such 30-day period, then the Executive will have the right to terminate his employment with the Company immediately upon delivering to the Company a written Notice of Termination and without any further cure period.  Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.
(j) Change in Control.  For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:
(i) Any merger, consolidation or similar transaction which involves the Bank or Holding Company and in which persons who are the shareholders of the Bank or Holding Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;
(ii) Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Bank or Holding Company;
(iii) Any tender, exchange, sale or other disposition (other than disposition of the stock of the Holding Company or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Holding Company or any Holding Company or Bank sponsored employee benefit plan, or purchases by members of the board of directors of the Holding Company or the Bank) of shares which represent more than 25 percent of the voting power of the Holding Company or the Bank; or
(iv) During any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
Notwithstanding the foregoing, a Change in Control: (A) will not occur as a result of the issuance of stock by the Holding Company in connection with any public offering of its stock; (B) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16(b) Persons; or (C) will not occur due to stock ownership by the Horizon Bancorp Employee Stock Ownership Plan Trust, which forms a part of the Horizon Bancorp Employee Stock Ownership Plan, the Horizon Bancorp Employees’ Thrift Plan Trust, which forms a part of the Horizon Bancorp Employees’ Thrift Plan, or any other employee benefit plan; and (D) for purposes of any payment or benefit provided under the Agreement to which Code Section 409A is applicable and for which a Change in Control event is required, will not occur unless the event related to such payment or benefit constitutes a Change in Control for purposes of Code Section 409A.
“Section 16(b) Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Holding Company.

(k) Regulatory Restrictions.
(i) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(ii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default; however, this subsection shall not affect the vested rights of the parties.
(iii) All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Indiana Department of Financial Institutions (the “DFI”) or its designee, or the Bank’s primary federal regulator at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the DFI, or its designee, or the Bank’s primary federal regulator, at the time that the DFI, or its designee, or the Bank’s primary federal regulator, approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the DFI, or the Bank’s primary federal regulator, to be in an unsafe or unsound condition. Any such action shall not affect any vested rights of the parties.
(iv) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the effective date of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its sole discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and/or (ii) reinstate (in whole or in part) any of its obligations which were suspended.
Section 5.  Payment Upon Termination of Employment.
Upon the termination of the Executive’s employment with the Company pursuant to Section 4, the Executive will receive the following:

(a) Termination by the Company for Cause, by the Executive Without Good Reason or Due to Death or Disability of the Executive.  Upon the termination of the Executive’s employment by the Company for Cause pursuant to subsection 4(a), by the Executive without Good Reason pursuant to subsection 4(d) or in the event of termination due to the death or Disability of the Executive pursuant to subsection 4(e), the Company will pay or provide to the Executive the following amounts and benefits:
(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Bank or Holding Company in accordance with the provisions of such plans; and
(iii) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.
It is noted that nothing in this Agreement will serve to prevent the Executive from receiving long term disability payments from the Company’s long term disability program, if any, if the Executive is otherwise eligible to receive benefits under such a program.
(b) Termination by the Company Without Cause or by the Executive With Good Reason.  Upon the termination of the Executive’s employment by the Company without Cause pursuant to subsection 4(b), or by the Executive with Good Reason pursuant to subsection 4(c), the Company will pay or provide to the Executive the following amounts and benefits:
(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii) an amount equal to the Executive’s annual Base Salary in effect as of the date immediately preceding the Date of Termination plus a single sum payment equal to the average of the Executive’s Bonus paid or payable for the last two calendar years preceding the Date of Termination, all payable as of the date of the first payroll that is not less than 60 days following the Date of Termination, or as soon as administratively practicable thereafter;
(iii) continued participation in the group health insurance and group life insurance benefits which the Executive would have been eligible to participate in or receive on the day prior to the Date of Termination (“Insurance Programs”) beginning on the Date of Termination and continuing for a period of one year, but only to the extent the Executive continues to qualify for participation therein.  The Company will reimburse Executive for the cost of health insurance and life insurance benefits if Executive is not permitted to continue participation in those Insurance Programs for a period of one year from the Date of Termination; provided, however, the amount of these benefits will be limited to an amount equal to 110% of the Company’s then current cost of providing comparable benefits under the Insurance Programs.
(iv) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Holding Company or Bank in accordance with the provisions of such plans; and
(v) cash reimbursement for reasonable expenses (as determined by the Board in its sole discretion) actually incurred by the Executive in searching for new employment during the one-year period following the Date of Termination and limited to no greater than $20,000.  Each reimbursement will be paid to the Executive within 30 days following the receipt by the Company of a valid claim substantiating the expense and no reimbursement will be made after one year following the year in which the expense is incurred; and
(vi) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.
(c) Termination Upon a Change in Control.  Upon the termination of the Executive’s employment by the Executive upon a Change in Control pursuant to subsection 4(f), or upon the termination of the Executive’s employment by the Company upon a Change in Control pursuant to subsection 4(g), the Company will pay or provide to the Executive the following amounts and benefits:
(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;
(ii) an amount equal to two times the Executive’s annual Base Salary in effect as of the date immediately preceding the Date of Termination plus a single sum payment equal to the average of the Executive’s Bonus paid or payable for the last two calendar years preceding the Date of Termination, all payable as of the date of the first payroll that is not less than 60 days following the Date of Termination, or as soon as administratively practicable thereafter;
(iii) continued participation in the group health insurance and group life insurance benefits which the Executive would have been eligible to participate in or receive on the day prior to the Date of Termination (“Insurance Programs”) beginning on the Date of Termination and continuing for a period of one year, but only to the extent the Executive continues to qualify for participation therein.  The Company will reimburse Executive for the cost of health insurance and life insurance benefits for the if Executive is not permitted to continue participation in those Insurance Programs for a period of one year from the Date of Termination; provided, however, the amount of these benefits will be limited to an amount equal to 110% of the Company’s cost of providing comparable benefits under the Insurance Programs.

(iv) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Holding Company or Bank in accordance with the provisions of such plans; and
(v) cash reimbursement for reasonable expenses (as determined by the Board in its sole discretion) actually incurred by the Executive in searching for new employment during the one-year period following the Date of Termination and limited to no greater than $20,000.  Each reimbursement will be paid to the Executive within 30 days following the receipt by the Company of a valid claim substantiating the expense, and no reimbursement will be made after one year following the year in which the expense is incurred; and
(vi) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.
(d) Delay of Payment of Benefits in Certain Circumstances.
(i) Separation from Service.  “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company.  Provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period.  The Executive will incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation Section 1.409A-1(h)(ii).
(ii) Suspension of Payments to Specified Employees. To the extent such suspension is required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts which constitute deferred compensation under Code Section 409A to the Executive under the Agreement will be suspended for six months following such Separation from Service.  The Executive will receive payment of such amounts on the first day following the six-month suspension period.
(A) A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market.  The Executive will be a

Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.
(B) The Executive is a “Key Employee” if at any time during the 12-month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $175,000 (as adjusted in accordance with the requirements of Code Section 409A); (ii) a five-percent owner of the Company; or (iii) a one-percent owner of the Company having an annual compensation greater than $150,000.  For purposes of determining whether an Executive is an officer under clause (i), nor more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.
(C) The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.
(e) Certain Limitations.  All amounts payable to the Executive pursuant to this Section 5 will be subject to the following limitations:
(i) amounts payable pursuant to this subsection will be subject to the terms of subsection 5(f) and paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and
(ii) payment will be made pursuant to this subsection only if the Executive executes a full release of claims satisfactory to the Company prior to the date of the first payroll that is not less than 60 days following the Date of Termination.
(f) 280G Cutback. In no event shall the aggregate payments or benefits to be made or afforded to Executive (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code  or any successor thereto, and to avoid such a result, the severance contemplated by this Section 5 will be reduced by the minimum extent necessary in order for the value of the Termination Benefits to equal one dollar ($1.00) less than three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.
Section 6.  Non-Disclosure; Return of Confidential Information and Other Property.
(a) Access to Confidential Information.  The Executive understands, acknowledges and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information (as defined in subsection 6(c)) of the Company and any Affiliates and that if the Confidential Information was disclosed by the Executive, the Company or Affiliate would suffer irreparable damage and harm.  The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure.  The Executive acknowledges and agrees that the Company and all

Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.
(b) Non-Disclosure.  At all times while the Executive is employed by the Company or any Affiliate, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information (as defined in subsection 6(c)) with or to any Person other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any Affiliates, or (B) for the Executive’s own benefit or for the benefit of any Person other than the Company or any Affiliate.
(c) Confidential Information Defined.  For purposes of this Agreement, the term “Confidential Information” means any and all:
(i) materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;
(ii) trade secrets of the Company or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and
(iii) any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above.  The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of, as applicable, the Company or any of the Affiliates.
(d) Definition of Person.  For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
(e) Return of Confidential Information and Other Property.  The Executive covenants and agrees:
(i) to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with the Company; and

(ii) promptly upon termination of the Executive’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.
(f) Whistleblower Protections.  Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company (or any Affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company (or any Affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
Section 7.  Non-Competition.
(a) During the Term, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, act as an agent or consultant for, or have any business connection or business or employment relationship with, any entity or person which competes with Horizon Bank or any of its Affiliates.
(b) Moreover, for a period of 12 months after his separation from the Bank for any reason, Executive shall not:
(i) in the states of Indiana, Ohio and/or Michigan;
(ii) in any Indiana county, Ohio county, or Michigan county in which the Bank maintains a branch or other office;
(iii)  in any Indiana county, Ohio county, or Michigan county in which customers of the Bank reside or maintain a facility;
(iv) in the geographic area in which Executive has been performing services on behalf of the Bank, or for which he has been assigned responsibility, at any time within one year preceding his separation;
directly or indirectly own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed in a competitive capacity with, any banking or financial institution engaged in the development, production, marketing, sale or servicing of any service or product (i) with which Executive was involved during his last year of employment with the Bank, or (ii) which the Bank is developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service) and about which Executive gained any confidential or proprietary information in the course of his employment with the Bank.

Executive further agrees that he will not, for a period of 12 months after his separation from the Bank, assist in the research and development of products or services (i) where such research and development would be aided by the confidential and proprietary information learned in the course of his relationship with the Bank; or (ii) which compete with those products or services Executive was involved with during the previous two years of his relationship with the Bank or any Affiliate.

For purposes of this Agreement, the term “competitive capacity” shall mean (i) performing tasks or duties similar to those Executive performed in his last year of employment at the Bank for a competitor of the Bank; (ii) managing/supervising those who, for a competitor of the Bank, perform tasks or duties similar to those which Executive performed in his last year of employment at the Bank; or (iii) performing, on behalf of a competitor of the Bank, tasks or duties in which Executive utilized any Confidential Information that Executive learned in the course of his relationship with the Bank.
Section 8.  Non-Solicitation of Customers and Employees.

During the Term, and for 12 months thereafter, Executive will not in a competitive capacity, on behalf of any person or entity other than Horizon Bank or any Affiliate, directly or indirectly:
(i) solicit, divert (or attempt to solicit or divert) or accept business from any customer of Horizon Bank or any Affiliate;
(ii) solicit, divert (or attempt to solicit or divert) or accept business from any customer of Horizon Bank or any Affiliate with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one year preceding his separation,
(iii) solicit, divert (or attempt to solicit or divert) or accept business from any customer of Horizon Bank or any Affiliate about whom Executive obtained confidential or proprietary information;
(iv) solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Horizon Bank or any Affiliate; or
(v) solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Horizon Bank or any Affiliate with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one year preceding his separation,
(vi)  solicit, divert (or attempt to solicit or divert) or accept business from any identified prospective customer of Horizon Bank or any Affiliate about whom Executive has obtained confidential or proprietary information; or
(vii) (a) encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee, agent or representative of Horizon Bank (or any Affiliate) to leave his/her employment (or terminate his/her relationship) with Horizon Bank (or any Affiliate) (or devote less than full time efforts to Horizon Bank’s or an Affiliate’s business), and (b) Executive will not directly or indirectly hire or attempt to hire, for any competitive or other position with any competitor or other business, any person who is an employee, agent or representative of Horizon Bank (or any Affiliate) at such time (or who has been an employee, agent or representative of Horizon Bank or any Affiliate at any time within the preceding 365 days).
Section 9.  Periods of Noncompliance and Reasonableness of Periods.
The restrictions and covenants contained in Sections 7 and 8 will be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 7 and 8.  The Company and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Sections 7 and 8 are reasonable in view of the nature of the business in which the Company and the Affiliates are engaged, the Executive’s positions with the Company and the Affiliates and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company and the Affiliates.
The Company’s obligation to pay the amounts otherwise payable to the Executive pursuant to this Agreement will immediately terminate in the event that the Executive breaches any of the provisions of Sections 6, 7 or 8.  Notwithstanding the foregoing:
(a) the covenants of the Executive set forth in Sections 6, 7 and 8 will continue in full force and effect and be binding upon the Executive;
(b) the Company will be entitled to the remedies specified in Section 11; and
(c) the Company will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Sections 6, 7 or 8.
Section 10.  Survival of Certain Provisions.
Upon any termination of the Executive’s employment with the Company, the Executive and the Company hereby expressly agree that the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections and Section 1(b).
Section 11.  Remedies.
The Executive agrees that the Company or an Affiliate will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Sections 6, 7 or 8.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of

Sections 6, 7 or 8, in addition to all other remedies to which the Company and Affiliates are entitled at law, in equity or otherwise, the Company and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 6, 7 or 8.  The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Company or an Affiliate for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Company or Affiliate at law, in equity or otherwise.
Section 12.  Indemnification.
The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By-Laws of the Company as in effect at such time.  The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries.  If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the institution of such action, suit or proceeding, and the Company will assume the defense hereof and the employment of counsel and payment of all fees and expenses.
Section 13.  Miscellaneous.
(a) Assignment.  This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 13(p) or as otherwise provided herein.  Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred.  Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.
(b) Waiver.  Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement.  The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.  The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
(c) Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.
(d) Headings.  The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.
(e) Severability.  In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.
(f) Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.
(g) Construction.  This Agreement will be deemed to have been drafted by both parties hereto.  This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.
(h) Review and Consultation.  The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily.  THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.

(i) Attorneys’ Fees.  Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).
(j) Entire Agreement.  This Agreement supersedes and novates all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof.  In particular, this Agreement supersedes, novates, cancels and replaces the agreement between the Bank and the Executive dated December 14, 2011 and all amendments and addendums thereto.
(k) Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa.  All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires.  Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.
(l) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.
(m) Notices.  All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:
If to the Company:	Horizon Bancorp
Attention: Chairman of the Board of Directors
515 Franklin Square
Michigan City, IN 46360
Telephone: (219) 879-0211
Facsimile: (219) 873-2628
and
Craig Dwight
Chairman and Chief Executive Officer
Horizon Bank
515 Franklin Street
Michigan City, IN 46360

Phone: 219-873-2725
Fax: 219-874-9280
If to the Executive:	James D. Neff
0098 S 400 W.
LaPorte, IN 46350
or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.
All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.
(n) Jurisdiction and Venue.  The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana.  In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
(o) Recitals.  The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.
(p) Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Employee to terminate his employment with the Company for Good Reason pursuant to subsection 4(c).  As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.
HORIZON BANK		Attest
By:	/s/ Craig M. Dwight	By:	/s/ Susan D. Aaron
	Craig M. Dwight, Chairman and Chief Executive Officer		Susan D. Aaron, Chairperson Compensation Committee

HORIZON BANCORP		EXECUTIVE
By:	/s/ Craig M. Dwight	/s/ James D. Neff
	Craig M. Dwight, Chairman and Chief Executive Officer	James D. Neff